Exhibit 99.1

ING Asia Pacific High Dividend Equity Income Fund, ING Global Advantage and Premium Opportunity Fund, ING Global Equity Dividend and Premium Opportunity Fund, ING International High Dividend Equity Income Fund and ING Risk Managed Natural Resources Fund Announce Share-Repurchase Program

SCOTTSDALE, Ariz., December 5, 2008—ING Asia Pacific High Dividend Equity Income Fund (NYSE: IAE), ING Global Advantage and Premium Opportunity Fund (NYSE: IGA), ING Global Equity Dividend and Premium Opportunity Fund (NYSE: IGD), ING International High Dividend Equity Income Fund (NYSE: IID) and ING Risk Managed Natural Resources Fund (NYSE: IRR) (each a “Fund” and collectively, the “Funds), each a closed-end fund, announced today that each Fund’s Board of Trustees has authorized an open-market share repurchase program pursuant to which each Fund may purchase, over the period ending December 31, 2009, up to 10% of its stock, in open-market transactions.

NYSE Ticker Symbol	Fund Name	Approximate Number of Shares that can be Repurchased
IAE	ING Asia Pacific High Dividend Equity Income Fund	1,225,000
IGA	ING Global Advantage and Premium Opportunity Fund	1,823,000
IGD	ING Global Equity Dividend and Premium Opportunity Fund	9,740,000
IID	International High Dividend Equity Income Fund	813,000
IRR	ING Risk Managed Natural Resources Fund	2,268,000

The amount and timing of the repurchases will be at the discretion of the Funds’ management, subject to market conditions and investment considerations. There is no assurance that the Funds will purchase shares at any particular discount levels or in any particular amounts. Any repurchases made under this program would be made on a national securities exchange at the prevailing market price, subject to exchange requirements and volume, timing and other limitations under federal securities laws. The share repurchase program seeks to enhance shareholder value by purchasing shares trading at a discount from their net asset value (“NAV”) per share, in an attempt to reduce or eliminate the discount or to increase the NAV per share of the applicable Fund’s remaining shares.

Certain statements made on behalf of the Funds in this release are forward- looking statements. The Funds’ actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous factors, including but not limited to a decline in value in equity markets in general or the Funds’ investments specifically. Neither the Funds nor ING undertake any responsibility to update publicly or revise any forward-looking statement.

ING Investments, LLC, the investment adviser to the Funds, is part of ING, a global financial institution of Dutch origin offering banking, investments, life insurance and retirement services to over 75 million private, corporate and institutional clients in more than 50 countries. With a diverse workforce of about 125,000 people, ING comprises a broad spectrum of prominent companies that increasingly serve their clients under the ING brand.

SHAREHOLDER INQUIRIES: ING Funds Shareholder Services at (800) 992-0180.  For more complete information, or to obtain a prospectus on any ING fund, please call your Investment Professional or ING Funds Distributor, LLC at (800) 992-0180 or log on to www.ingfunds.com. The prospectus should be read carefully before investing. Consider the fund’s investment objectives, risk, and charges and expenses carefully before investing. The prospectus contains this information and other information about the fund. Check with your Investment Professional to determine which funds are available for sale within their firm. Not all funds are available for sale at all firms.